UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Support.com, Inc.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPORT.COM, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 4, 2014

Dear Stockholder:

We cordially invite you to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Support.com, Inc. (“Support.com”, the “Company”, “we" or “our”) which will be held on Wednesday, June 4, 2014 at 12:00 p.m., Pacific Time, at the Company’s principal executive offices located at 900 Chesapeake Drive, Second Floor, Redwood City, California 94063.

We are holding the meeting for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1. To elect five directors to serve on the Board of Directors (the “Board”) until the 2015 annual meeting of stockholders, and thereafter until their successors are elected and qualified;

2. To approve, on an advisory basis, the Company’s named executive officer compensation programs and practices as described in this Proxy Statement;

3. To ratify the appointment of BDO USA, LLP as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4. To transact such other business as may properly be brought before the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record as of the close of business on April 14, 2014 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices located at 900 Chesapeake Drive, Second Floor, Redwood City, California 94063 for 10 days before the meeting. Any stockholder of record in attendance at the Annual Meeting and entitled to vote may do so in person, even if such stockholder returned a proxy.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote your shares at your earliest convenience. Please sign and return the enclosed proxy card as soon as possible in the envelope provided, or vote by telephone or via the Internet as provided in the proxy card. Voting by proxy will ensure your representation at the Annual Meeting if you do not attend in person. If you attend the meeting and you are a stockholder of record, you can revoke your proxy at any time before it is exercised at the meeting and vote your shares personally by following the procedures described in the Proxy Statement. If you hold your shares through a broker, bank, or other institution (the “holder”), please be sure to follow the voting instructions that you receive from the holder. The holder will not be able to vote your shares on any of the proposals except the ratification of the appointment of BDO USA, LLP unless you have provided voting instructions.

We look forward to seeing you.

Sincerely,

Greg Wrenn
Senior Vice President of Business Affairs, General Counsel and Secretary

Redwood City, California
April 21, 2014

SUPPORT.COM, INC.
900 CHESAPEAKE DRIVE, SECOND FLOOR
REDWOOD CITY, CA 94063

PROXY STATEMENT FOR
2014 ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 4, 2014

General

The Board of Directors (the “Board”) of Support.com, Inc. (“Support.com,” “the Company,” “we” or “our”) is soliciting proxies for the 2014 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at our principal executive offices located at 900 Chesapeake Drive, Second Floor, Redwood City, California, 94063, on Wednesday, June 4, 2014, at 12:00 p.m., Pacific Time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

Our principal executive offices are located at the address listed at the top of the page, and the telephone number there is (650) 556-9440.

Record Date, Voting and Quorum

Our Board fixed the close of business on April 14, 2014 as the Record Date for the determination of holders of our outstanding shares entitled to notice of, and to vote on, all matters presented at the Annual Meeting. Such stockholders will be entitled to one vote for each share held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, there were approximately 53,742,512 shares of the Company’s common stock (“Common Stock”) issued and outstanding. This Proxy Statement, the accompanying form of proxy card and the Company’s annual report to stockholders are first being mailed on or about April 30, 2014 to all stockholders of record as of the close of business on the Record Date.

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting. Broker “non-votes” are also included for purposes of determining whether a quorum of shares of Common Stock is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares of Common Stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

On all matters, each share of Common Stock held on the Record Date has one vote.

Directors are elected by a plurality vote. Therefore, the nominees for the five director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors. With respect to the proposal regarding the election of our directors, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal.

The proposal to approve the Company’s named executive officer compensation is advisory and an affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and entitled to vote will signify an approval. Broker “non-votes” and abstentions will not count as votes in favor of approving named executive officer compensation, and abstentions, but not “broker non-votes,” will have the effect of votes “AGAINST” such proposal.

The proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2014 requires the affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and voted on such matter. Neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, accordingly, they do not have the effect of votes “AGAINST” such proposals.

Voting

Stockholders who have their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy from the record holder to vote their shares at the Annual Meeting.

Stockholders of record may vote their shares by:

•	attending the Annual Meeting and voting their shares of Common Stock in person;

•	completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope;

•	following the instructions for Internet voting printed on their proxy card; or

•	using the telephone number printed on their proxy card.

Our Board is asking you to give your proxy to Jim Stephens, our Executive Chairman and Interim Chief Executive Officer, and Greg Wrenn, our Senior Vice President of Business Affairs, General Counsel and Secretary. Giving your proxy to Mr. Stephens and Mr. Wrenn means that you authorize Mr. Stephens, Mr. Wrenn or either of them to vote your shares at the Annual Meeting in accordance with your instructions. You may vote “FOR” or “AGAINST” the proposals, or abstain from voting. All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted (i) “FOR” the proposal to elect Shawn Farshchi, Mark Fries, J. Martin O’Malley, Toni Portmann and Jim Stephens to the Board until our 2015 annual meeting of stockholders and thereafter until their successors are elected and qualified, (ii) “FOR” the proposal to approve, on an advisory basis, the Company’s named executive officer compensation, (iii)  “FOR” the proposal to appoint BDO USA, LLP as our independent registered public accounting firm for fiscal year 2014, and (iv) as the proxy holders may determine in their discretion with respect to any amendments or variations to these matters and any other matters that properly come before the Annual Meeting.

Stockholders who have questions or requests for assistance in completing or submitting proxy cards should contact Carolyn Bass, Investor Relations, at (415) 445-3235.

Revocability of Proxies

A stockholder of record giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by:

•	delivering to our principal offices (Attention: Investor Relations) a written instrument that revokes the proxy;

•	submitting another properly completed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Simply attending the Annual Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

The form of proxy accompanying this Proxy Statement confers discretionary authority upon the named proxy holders with respect to any other matters that may properly come before the Annual Meeting. As of the date of this Proxy Statement, management knows of no such matters expected to come before the Annual Meeting that are not referred to in the accompanying Notice of Annual Meeting.

Attendance at the Annual Meeting

Only holders of shares of outstanding Common Stock, their proxy holders, and guests we may invite may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photo identification to the Annual Meeting. For example, you could bring an account statement showing that you beneficially owned shares of Common Stock as of the Record Date as acceptable proof of ownership. You must also contact your broker and follow its instructions in order to vote your shares at the Annual Meeting. If you hold your shares through a broker you may not vote your shares at the Annual Meeting unless you have first followed the procedures outlined by your broker.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of Common Stock. We have also retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000 to $15,000, plus out-of-pocket expenses.

Other Business

We are not currently aware of any business to be acted on at the Annual Meeting other than the matters discussed in this Proxy Statement. Under our amended and restated bylaws, business transacted at the Annual Meeting is limited to matters specified in the Notice of Annual Meeting (which is provided at the beginning of this Proxy Statement) or otherwise properly brought before the meeting by the Board of Directors or by a stockholder. If other matters properly come before the Annual Meeting, such as procedural matters incident to the conduct of the Annual Meeting, or at any adjournment of the Annual Meeting, we intend that shares of outstanding Common Stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR THE INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

STOCKHOLDER MATTERS

Stockholder Communications with our Board

Our Board believes it is in the best interest of the Company and our stockholders to maintain a policy of open communication between our stockholders and the Board. Accordingly, our Board has adopted the following procedures for stockholders who wish to communicate with the Board:

Stockholders who wish to communicate with the Board or with specified directors should do so by sending any communication to The Board of Directors, c/o Investor Relations, Support.com, Inc., 900 Chesapeake Drive, Second Floor, Redwood City, California 94063, or by sending an email to IR@support.com.

Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Investor Relations department (after consultation with the Company’s legal department, if appropriate) shall have the authority to discard the communication or take appropriate legal action regarding the communication.

Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2015 annual meeting must be received by our corporate secretary, at our corporate offices at 900 Chesapeake Drive, Second Floor, Redwood City, California 94063, no less than fifty (50) days nor more than seventy-five (75) days prior to the Annual Meeting; provided, however, that in the event that less than sixty-five (65) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

For each matter the stockholder proposes to bring before the Annual Meeting, the stockholder’s notice to our corporate secretary must include specific information called for in our bylaws. For a proposal to be included in our proxy statement, the proposal will also need to comply with Securities and Exchange Commission (“SEC”) regulations such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy materials. These requirements apply whether or not a stockholder seeks to include the proposal in our 2015 proxy statement relating to any such annual meeting.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board is committed to sound and effective corporate governance practices designed to serve the best interests of the Company and our stockholders. These governance principles and procedures are reflected in our Corporate Governance Guidelines (the “Guidelines”). Among other matters, the Guidelines address the composition of the Board, Board operations, director qualifications and independence, director responsibilities, Board committees, Board and management evaluation, and management succession planning. The Guidelines are available on our website at:

http://www.support.com/sites/default/files/Corporate%20Governance%20Guidelines_0.pdf

Copies of the Guidelines are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 900 Chesapeake Drive, Second Floor, Redwood City, California 94063.

Code of Ethics

Integrity is one of our core values. The Board has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) applicable to our employees, officers and directors. The Code of Ethics is designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Ethics includes standards designed to ensure full, accurate, and timely disclosure in reports filed with the SEC, promote compliance with laws, eliminate or properly manage conflicts of interest, encourage prompt internal reporting of violations of the Code of Ethics, and ensure accountability for the adherence to the Code of Ethics. The Code of Ethics is available on our website at:

 https://www.support.com/sites/default/files/sdc/www/Code_of_Ethics.pdf

Copies of the Code of Ethics are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 900 Chesapeake Drive, Second Floor, Redwood City, California 94063.

Director Independence

It is our policy that a majority of our directors be independent. The Board has determined that four of our five directors are independent, namely Messrs. Farshchi, Fries, O’Malley and Ms. Portmann, based on the listing standards of the NASDAQ Global Select Market (“Nasdaq”) and applicable laws and regulations. Our Board has also determined that the only director who is standing for election to the Board and is not independent is Mr. Stephens, our Interim Chief Executive Officer. Mr. Joshua Pickus, who served as a director until his resignation from all Company positions effective April 1, 2014, was not an independent director during fiscal year 2013. Mr. Pickus is not standing for election.

Board Leadership and Risk Oversight

The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. As a result, positions of Chairman of the Board and Chief Executive Officer are generally not held by the same person. Currently, the Chairman serves temporarily as Executive Chairman & Chief Executive Officer in an interim capacity pursuant to appointment by the Board because the office of the Chief Executive Officer is vacant and a successor is being sought. This structure promotes active participation of the independent directors in setting agendas and establishing priorities for the work of the Board. While the Board believes its current leadership structure is appropriate at this time, the Board may determine in the future that the positions of Chairman of the Board and Chief Executive Officer should be held by the same individual on a regular basis.

The Board is primarily responsible for the oversight of risks that could affect the Company. This oversight is conducted in part through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility by requiring each committee chairman to regularly report to the Board regarding the committee’s considerations and actions, and by requiring officers responsible for the oversight of particular risks within the Company to report on a regular basis as well.

In addition to regular required reporting from committees and officers, the Board also consults with third-party advisors in order to maintain oversight of risks that could affect the Company, including reviews with the Company’s independent registered public accounting firm and compliance experts for internal controls and tax, as well as outside counsel, independent compensation consultants, insurance brokers and others. These advisors are consulted on a periodic basis and as particular issues arise in order to provide the Board with the benefit of independent expert advice and insights on risk-related matters.

The Board conducts regularly scheduled meetings throughout the year, and also acts at special meetings and by unanimous written consent, as may be appropriate. During 2013, the Board held 11 meetings. During their respective terms, all directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors served in 2013. Director attendance at the Company’s Annual Meeting is encouraged but not required. All directors attended the 2013 annual meeting of stockholders.

Executive Sessions

Our independent directors meet at least three times per year in executive session without management or non-independent directors present.

Committees of the Board of Directors

Our Board delegates certain responsibilities to committees of independent directors. The Board has a standing Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee. Members of these committees are selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee. The charter of each of these standing Board committees is available through our website at:

http://www.support.com/investors/corporate-governance

Committee charters are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 900 Chesapeake Drive, Second Floor, Redwood City, California 94063.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary functions are to seek and recommend to the Board qualified candidates for election or appointment to the Board, and to oversee matters of corporate governance, including the evaluation of the Board’s performance and processes and assignment of members to committees established by the Board.

From January 2013 to May 2013, the members of the Nominating and Corporate Governance Committee were Messrs. Fries, Linton, Stephens, and Ms. Portmann. Mr. Linton did not stand for reelection to the Board at the 2013 annual meeting of stockholders. From May 2013 to December 2013, the members of the Nominating and Corporate Governance Committee were Messrs. Fries, Stephens and Ms. Portmann. Mr. Fries served as Chairman of the Nominating and Corporate Governance Committee throughout 2013. The Nominating and Corporate Governance Committee held two meetings during 2013.

Compensation Committee

Our Compensation Committee’s principal responsibilities are to determine all compensation of the Company’s Chief Executive Officer and other officers who are reporting persons under Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (“Section 16 Officers”); act as plan administrator for our equity incentive plans; review the annual performance of the Chief Executive Officer; and provide guidance to the Chief Executive Officer for the annual performance appraisals of other Section 16 Officers. The Compensation Committee may, by resolution passed by a majority of the Compensation Committee, designate one or more subcommittees, each subcommittee to consist of one or more members of the Compensation Committee and having powers as delegated by the resolutions of the Compensation Committee, but only to the extent permitted by applicable law or listing standard. Further, the Compensation Committee may delegate to the Company’s Chief Executive Officer the authority to make grants under the Company’s stock plans to employees of the Company or any subsidiary thereof who are not members of the Board, the Chief Executive Officer or other Section 16 Officers.

 From January 2013 to May 2013, the members of the Compensation Committee were Messrs. Farshchi, Linton, Stephens, and Ms. Portmann. Mr. Linton did not stand for reelection to the Board at the 2013 annual meeting of stockholders. From May 2013 to December 2013, the members of the Compensation Committee were Messrs. Farshchi and Stephens and Ms. Portmann. Mr. Linton served as Chairman of the Compensation Committee until February 12, 2013, at which time Mr. Stephens became Chairman of the Compensation Committee. The Compensation Committee held nine meetings during 2013.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee’s primary functions are to approve the provision of all auditing services and to approve the terms and fees of all non-audit services provided by the independent registered public accounting firm; meet and consult with the independent registered public accounting firm; advise and assist the Board in evaluating the independent registered public accounting firm; review the Company’s consolidated financial statements to be included in filings with the SEC; supervise the Ethics Committee’s review of related party transactions; and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

During 2013, the members of the Audit Committee were Messrs. Farshchi, O’Malley, and Fries. Mr. O’Malley served as Chairman of the Audit Committee throughout 2013. The Board has determined that Mr. O’Malley, an independent director based on the Nasdaq listing standards and applicable laws and regulations, is also a financial expert as defined under SEC rules. In addition, the Board has determined that each member of the Audit Committee is financially literate and has the requisite financial sophistication as required by the applicable Nasdaq listing standards. The Audit Committee held eight meetings during 2013.

Additional information regarding the Audit Committee is included in the “Report of the Audit Committee of the Board of Directors” below.

Director Qualifications

The primary qualifications for service on the Board are a distinguished record of leadership and success, and an ability to make substantial contributions to the Board and Support.com. The Nominating and Corporate Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members, and will continue to do so as the Company and its needs continue to change in the pursuit of its long-term strategic objectives. The assessment of Board candidates includes, but is not limited to, consideration of relevant industry experience, general business experience, relevant financial experience, and compliance with independence standards and other qualifications necessary to satisfy any applicable securities and tax laws and the rules and regulations thereunder, as well as the Nasdaq rules.

Further, specific consideration is given to, among other things, diversity of background and the experience a candidate would bring to the Board, as stated in the Guidelines. The Board defines “diversity” for this purpose to include both background and experience in business, as well as in terms of the Company’s standing policies promoting diversity and non-discrimination based on factors such as race, color, national origin, religion, sexual orientation and gender.

Director Nominations

The Nominating and Corporate Governance Committee considers and recommends candidates for Board membership. Candidates may be suggested by Board members, management, or our stockholders. The Nominating and Corporate Governance Committee also has, on occasion, retained third-party executive search firms to identify independent director candidates. After completing an evaluation and review of a director candidate, the Nominating and Corporate Governance Committee makes a recommendation to the full Board, and the Board determines whether the candidate should be nominated as a director.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, at our principal executive offices: 900 Chesapeake Drive, Second Floor, Redwood City, California 94063. In addition, the stockholder must give notice of a nomination to our corporate secretary at the same address, and such notice must be received not less than 120 days before any meeting of stockholders called for the election of directors. However, if less than 100 days’ notice of the meeting is given to stockholders, such nomination must be mailed or delivered to the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

For each proposed nominee who is not an incumbent director, the stockholder’s notice must set forth specific information called for in our bylaws. There have been no recent changes to the procedures by which stockholders may recommend nominees for the Board.

Compensation Committee Interlocks and Insider Participation

None of the Company’s named executive officers serves, nor at any time during 2013 served, as a member of the board or compensation committee of any other entity whose executive officer(s) serve as a member of the Company’s Board or Compensation Committee.

Section 16(a) Beneficial Ownership Compliance

Under the securities laws of the United States, Support.com’s directors, Section 16 Officers and any persons holding more than 10% of the Common Stock are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe that all of the Section 16 filing requirements were timely satisfied for 2013, with the exception that, due to administrative error, Martin O’Malley’s Form 4 for transactions occurring on September 25, 2013 was filed on October 2, 2013.

Certain Relationships and Related-Party Transactions

We have a process for review and approval of any relationships and transactions in which we and our directors, officers, 5% stockholders or their immediate family members (“Related Persons”) are participants to determine whether those Related Persons may have a direct or indirect material interest. We collect and update information about the affiliations of our Section 16 Officers and directors annually though Director & Officer Questionnaires and we maintain and use a list of known related parties to identify any transactions with Related Persons. In addition, at the close of each fiscal quarter we survey our Finance, Legal and executive staff for knowledge of transactions with Related Persons. Our Ethics Committee reviews any such related party transactions under the supervision of the Audit Committee. Our Ethics Committee is comprised of our General Counsel, head of Human Resources and our Chief Financial Officer and operates as described in the Code of Ethics.

Excluding a Board-approved repurchase of shares from our then Chief Executive Officer, Joshua Pickus, as reported on Form 4 on February 20, 20131, there have been no other related-party transactions since the beginning of fiscal 2013, and there are no currently proposed transactions, in which (a) Support.com was a participant, (b) the amount involved exceeded $120,000, and (c) any Related Person had a direct or indirect material interest.

DIRECTOR COMPENSATION

We compensate our independent, non-employee directors for serving on our Board. We did not pay Mr. Pickus, the only Company employee serving as a director during 2013, any additional compensation for serving on our Board. Our Board reviews from time to time the compensation we pay to our non-employee directors and recommends, as appropriate, adjustments to such compensation. The compensation we pay to our non-employee directors consists of two components: equity and cash.

Equity. On the date that an individual first becomes a non-employee director, we grant him or her an option to purchase 40,000 shares of Common Stock. These grants are currently made under the 2010 Equity and Performance Incentive Plan as Amended and Restated (“2010 Stock Plan”). These options vest in equal monthly installments over a 48-month period. Additionally, at the conclusion of each regular annual meeting of our stockholders, each continuing non-employee director receives a grant of restricted stock units (“RSUs”) under our 2010 Stock Plan. The total number of shares of Common Stock subject to each director RSU grant is equal to $40,000, plus $7,000 for non-Chairman members of the Audit Committee, plus $5,000 for non-Chairman members of the Compensation Committee, plus $2,800 for non-Chairman members of the Nominating and Corporate Governance Committee, divided by the closing price of a share of Common Stock on Nasdaq on the date of grant, rounded down, or such other amount as may be determined by the Board at the time of the grant.

Each RSU granted to non-employee directors vests on the one-year anniversary of the date of grant. Options granted to non-employee directors have an exercise price equal to the closing price of Common Stock on Nasdaq on the date of grant and a term of 10 years. All equity grants to non-employee directors immediately and fully vest upon termination without cause, or resignation for good reason within 12 months following a change of control.

Cash Retainer. We pay non-employee directors an annual retainer of $30,000 for serving as a director. We pay additional annual retainers of $16,250, $13,500, $10,000, and $7,500 to the chairman of the Board, the chairman of the Audit Committee, the chairman of the Compensation Committee, and the chairman of the Nominating and Corporate Governance Committee, respectively. The retainers are paid quarterly.

1 Mr. Pickus had option grants which were due to expire in April 2013 for which the exercise price was below the Fair Market Value of our Common Stock. On February 19, 2013, as previously reported by the Company, it entered into an agreement (the “Purchase Agreement”) with Mr. Pickus pursuant to which Mr. Pickus sold directly to the Company on that day an aggregate 1,000,000 shares of its Common Stock acquired by him in a same-day exercise of fully vested options which were due to expire at the end of their seven-year term on April 6, 2013. Under the Purchase Agreement the purchase price per share was established as an amount equal to the lesser of (a) the closing price of Common Stock in regular trading hours on the day of the sale as reported by Nasdaq Global Select Market less five percent (5%), or (b) the thirty-day simple moving average price of Common Stock on the day of the sale. This formula produced a purchase price per share of $4.114, less the strike price due on exercise of the options underlying the Shares of $2.32 per share, which then resulted in a net cash outlay by the Company to acquire the 1,000,000 shares of Common Stock of $1,794,000 (or $1.794 per share). The Purchase Agreement was approved by the independent members of the Company’s Board of Directors with the benefit of advice from outside legal and financial advisors, and Mr. Pickus was not present during, and did not take part in, the Board’s deliberations regarding the Purchase Agreement.

As previously reported by the Company on March 14, 2014 on Form 8-K, during 2014 Mr. Stephens receives additional temporary cash compensation as Executive Chairman and Interim Chief Executive Officer in relation to his full-time service during the period commencing March 25, 2014 and continuing while the Company’s Chief Executive Officer position is vacant until the appointment of Mr. Pickus’ successor, including: (i) a monthly cash retainer of $30,000, pro-rated for any partial calendar months at the beginning and end of his service in this position; and (ii) grants of vested restricted stock units as permitted by the Company’s 2010 Equity and Incentive Compensation Plan and to be confirmed each month by the Committee during Mr. Stephens’ service as Executive Chairman and Interim Chief Executive Officer, to be made on the last trading day of each calendar month commencing April 30, 2014, with the number of shares issued to be calculated based on dividing $45,000 per month (pro-rata for any partial calendar month) by the Fair Market Value of a share of Company common stock on the date of grant.  Mr. Stephens was not present during, and did not take part in, the Compensation Committee’s deliberations regarding this temporary compensation for full-time service as Executive Chairman and Interim Chief Executive Officer.

The following table sets forth a summary of the compensation paid to our non-employee directors for service in 2013. The compensation we paid to Mr. Pickus for service in 2013 is included in the 2013 Summary Compensation Table below showing the compensation for our named executive officers. Mr. Pickus received no additional compensation for 2013 in respect of his service as a member of our Board.

2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards	RSU Awards (1)	All Other Compensation	Total
Shawn Farshchi	$30,000	-	$52,000	-	$82,000
Mark Fries	$37,500	-	$47,000	-	$84,500
Michael Linton (2)	$13,063	-	-	-	$13,063
J. Martin O’Malley	$43,500	-	$40,000	-	$83,500
Toni Portmann	$30,000	-	$47,800	-	$77,800
Jim Stephens (3)	$55,083	-	$42,800	-	$97,883

(1)
These amounts represent the aggregate grant date fair value computed in accordance with Accounting Standard Codification (“ASC”) Topic 718, Compensation – Stock Compensation, of the non-employee directors’ RSU awards in fiscal 2013, excluding the effect of certain forfeiture assumptions. See Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for details as to the assumptions used to determine the aggregate grant date fair values of the RSU awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. As of December 31, 2013, our non-employee directors held options to purchase shares of Common Stock and unvested RSUs that had been granted by us as director compensation representing the following number of shares of Common Stock: Mr. Farshchi, 98,000 stock options and 11,064 RSUs; Mr. Fries, 68,000 stock options and 10,000 RSUs; Mr. O’Malley, 51,450 stock options and 8,511 RSUs; Ms. Portmann, 46,333 stock options and 10,170 RSUs; and Mr. Stephens, 58,000 stock options and 9,106 RSUs.

(2)	Mr. Linton did not stand for re-election at the 2013 annual meeting of stockholders and his last day as a director was May 23, 2013.
(3)
As discussed above, under the section “Director Compensation”, Mr. Stephens received additional temporary cash compensation as Executive Chairman and Interim Chief Executive Officer in relation to his full-time service during the period commencing March 25, 2014.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 14, 2014 with respect to the beneficial ownership of shares of Common Stock by: (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock; (ii) each of the Company’s named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; (iii) each of our directors; and (iv) all directors and named executive officers of the Company as a group. On the Record Date of April 14, 2014, 53,742,512 shares of Common Stock were issued and outstanding. Ownership information is based on information furnished by the respective individuals or entities, as the case may be.

Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)	Percent of Common Stock Outstanding (2)
5% or More Stockholders:
RGM Capital, LLC and affiliates (3)	7,577,535	14.10%
BlackRock, Inc. (4)	5,447,103	10.14%
Royce & Associates, LLC (5)	4,188,666	7.79%
Prescott General Partners LLC and affiliates (6)	3,756,364	6.99%
Dimensional Fund Advisors LP (7)	2,668,486	4.97%

Directors and Named Executive Officers:
Joshua Pickus (8)	2,080,156	3.73%
Roop Lakkaraju (9)	0	*
Gregory Wrenn (10)	49,166	*
Richard Matta (11)	44,270	*
Shaun Donnelly (12)	129,791	*
Shawn Farshchi (13)	120,955	*
Mark Fries (14)	89,416	*
J. Martin O’Malley (15)	66,008	*
Toni Portmann (16)	74,181	*
Jim Stephens (17)	109,055	*
All directors and named executive officers as a group (18)	2,699,548	4.89%

*	Represents holdings of less than 1%.
(1)	The address of each director and named executive officer is Support.com, Inc., 900 Chesapeake Drive, Second Floor, Redwood City, California 94063, Attention: Investor Relations.
(2)
To our knowledge, the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire through June 13, 2014 (within 60 days after April 14, 2014) through the exercise of any stock options or through the vesting of RSUs payable in shares. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)
Based solely on information reported on a Schedule 13G/A filed with the SEC on February 12, 2014. RGM Capital, LLC reported shared voting power and shared dispositive power of 7,577,535 shares of Common Stock. The mailing address for RGM Capital, LLC is 9010 Strada Stell Court, Suite 105, Naples, FL 34109.

(4)
Based solely on information reported on a Schedule 13G/A filed with the SEC on January 10, 2014. BlackRock, Inc. reported sole voting power of 5,363,244 and sole dispositive power of 5,447,103 shares of Common Stock. The mailing address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)
Based solely on information reported on a Schedule 13G/A filed with the SEC on January 6, 2014. Royce & Associates, LLC reported sole voting power and sole dispositive power of 4,188,666 shares of Common Stock. The mailing address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(6)
Based solely on information reported on a Schedule 13G/A filed with the SEC on February 14, 2014. Prescott General Partners LLC reported shared voting power and shared dispositive power of 3,756,364 shares of Common Stock. The mailing address for Prescott General Partners LLC is 2200 Butts Road, Suite 320, Boca Raton, FL 33431.

(7)
Based solely on information reported on a Schedule 13G/A filed with the SEC on February 10, 2014. Dimensional Fund Advisors LP reported sole voting power of 2,584,820 and sole dispositive power of 2,668,486 shares of Common Stock. The mailing address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(8)
Mr. Pickus left his employment with the Company on April 1, 2014. Includes 1,934,200 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of April 14, 2014. Also includes 145,956 shares of Common Stock held by Mr. Pickus, who has shared voting and dispositive power with Pickus Family Trust.

(9)	Mr. Lakkaraju joined the Company on October 30, 2013.
(10)	Includes 49,166 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of April 14, 2014.
(11)	Includes 44,270 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of April 14, 2014.

(12)	Includes 129,791 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of April 14, 2014.
(13)
Includes 109,064 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of April 14, 2014. Also includes 11,891 shares of Common Stock held by Mr. Farshchi, who has sole voting and dispositive power.

(14)
Includes 78,000 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of April 14, 2014. Also includes 11,416 shares of Common Stock held by Mr. Fries, who has sole voting and dispositive power.

(15)
Includes 59,960 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of April 14, 2014. Also includes 6,047 shares of Common Stock held by Mr. O’Malley, who has sole voting and dispositive power.

(16)
Includes 61,503 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of April 14, 2014. Also includes 12,678 shares of Common Stock held by Ms. Portmann, who has sole voting and dispositive power.

(17)
Includes 67,106 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of April 14, 2014. Also includes 41,949 shares of Common Stock held by Mr. Stephens, who has sole voting and dispositive power.

(18)
Includes 2,469,611 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of April 14, 2014. Also includes 151,356 shares of Common Stock held by directors and named executive officers. As of April 14, 2014, our named executive officers consisted of Jim Stephens, Roop Lakkaraju, Gregory Wrenn, Richard Matta and Shaun Donnelly and our independent directors consisted of Shawn Farshchi, Mark Fries, J. Martin O’Malley and Toni Portmann.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board has nominated continuing directors Farshchi, Fries, O’Malley, Portmann and Stephens to be reelected to serve until the next annual meeting fo stockholders and thereafter until their successors are duly elected and qualified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s five nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Required Vote

The nominees for the five director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors.

BOARD OF DIRECTORS AND NOMINEES

The Board consists of five continuing directors, all of whom have been nominated by the Board for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting are to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified.

Names of the nominees and certain biographical information about them as of April 14, 2014 are set forth below:

SHAWN FARSHCHI, age 56, has served as a member of the Board since February 2007. Starting in June 2011, Mr. Farshchi has served as Chief Operating Officer of Saba Software, Inc., a hosted e-learning software company. Since August 2013, he has served as President, Chief Executive Officer and a member of the board of directors of Saba Software. From December 2006 to June 2011, Mr. Farshchi served as Chief Operating Officer of Coremetrics Inc., an on-demand web analytics application solution provider acquired by IBM Corporation during 2010. From January 2003 until December 2006, Mr. Farshchi served as Chief Information Officer and Vice President of Technical Operations at WebEx Communications, Inc., a multimedia collaboration service company. From January 2002 until December 2002, Mr. Farshchi served as Regional Vice President of Managed Services at Oracle Corporation, a database and enterprise application software company. Mr. Farshchi also serves on the Board of NewLineNoosh, a provider of print procurement BPO services and software solutions. Mr. Farshchi holds a B.S. in Electrical Engineering from California State University San Francisco and an M.B.A. from Golden Gate University.

Mr. Farshchi brings technical understanding and knowledge, as well as operational management experience, to the Board. His experience with Software-as-a-Service (“SaaS”) businesses is helpful to us as we build out our SaaS offerings. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Farshchi should serve as a director of Support.com.

MARK FRIES, age 50, has served as a member of the Board since August 2009. In 2009, Mr. Fries co-founded The ROIG Group LLC, a management consulting firm helping retailers, communication companies, manufacturers, warranty providers and homebuilders tackle their most pressing transformational challenges, served by a network of experienced executives with deep, diverse experience. From 1999 to 2009, Mr. Fries was employed by Best Buy Companies, Minneapolis, Minnesota, most recently as Vice President of Enterprise Services Strategy and Partnerships (2005 – 2009). His previous executive roles at Best Buy Companies included leadership of strategy, innovation, operations, alliances and business development. Mr. Fries also served in leadership roles at Target Corporation and Honeywell Inc. Mr. Fries earned an M.B.A. degree from the University of Minnesota – Twin Cities and a B.S. degree from the University of Illinois at Urbana – Champaign.

Mr. Fries brings services, sales, business development and strategy experience to the Board. Mr. Fries’ experience with technology service offerings and with the retail industry, including 10 years of senior positions with Best Buy, which operates the Geek Squad, gives him a perspective on Support.com’s technology services business and our retail distribution relationships. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Fries should serve as a director of Support.com.

J. MARTIN O’MALLEY, age 56, has served as a member of the Board since April 2006. Since July 2005, Mr. O’Malley has served as a Managing Director with WTAS, LLC, a tax and financial advisory firm. From January 2005 until July 2005, Mr. O’Malley served as a Managing Director with Alvarez and Marsal, a tax and financial advisory firm. From June 2002 until December 2004, Mr. O’Malley served as a Partner with PricewaterhouseCoopers, an accounting firm. From September 1992 until June 2002, Mr. O’Malley served as a Partner with Arthur Andersen, an accounting firm. Mr. O’Malley holds a B.S./B.A. degree from Georgetown University.

Mr. O’Malley brings financial and accounting experience, as well as knowledge of Support.com’s history and experience, to the Board. Mr. O’Malley provides the Board with insight into financial management, disclosure issues and tax matters relevant to Support.com’s business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. O’Malley should serve as a director of Support.com.

TONI PORTMANN, age 58, has served as a member of the Board since February 2011. Since February 2011, Ms. Portmann has served as Chief Executive Officer of LIT OnLine, an e-learning platform company. Ms. Portmann has served as the Chairman of the Board of Resolvity, a provider of intelligent, personalized on-demand interactive voice response solutions since February 2006. Ms. Portmann previously served as Chief Executive Officer of TCS Private Equity Group from February 2010 to February 2011, Chief Executive Officer of CAS Partners at Riverstone Residential Group from October 2008 to February 2010, and as the President and Chief Executive Officer of Stream, a global business process outsourcing provider from June 2003 to September 2008. Ms. Portmann holds a B.B.A. from Boise State University.

Ms. Portmann brings more than 30 years of leadership experience in service, sales, and marketing, including at companies such as Diebold and IBM. Ms. Portmann also brings expertise and experience in managing large-scale world class technical support operations. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Portmann should serve as a director of Support.com.

JIM STEPHENS, age 56, has served as a member of the Board since October 2006 and has served as the Company’s Interim Chief Executive Officer since March 25, 2014. From February 1990 until November 2005, Mr. Stephens was employed in various positions by Adobe Systems Incorporated, a software company, most recently as Senior Vice President of Worldwide Sales and Field Operations. Mr. Stephens holds a B.B.A. from Southern Methodist University.

Mr. Stephens brings to the Board experience in sales, marketing and mergers and acquisitions, as well as knowledge of Support.com’s history and experience. Mr. Stephens also brings experience from 15 years of service in the software industry driving growth strategies. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Stephens should serve as a director of Support.com.

The Board recommends a vote “FOR” election as director of the nominees set forth above.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

EXECUTIVE OFFICERS

As of April 14, 2014 the executive officers of the Company are:

Name	Age	Position
Jim Stephens	56	Executive Chairman and Interim Chief Executive Officer
Roop Lakkaraju	43	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Gregory Wrenn	52	Senior Vice President of Business Affairs, General Counsel and Corporate Secretary
Richard Matta	41	Senior Vice President and General Manager of SaaS Solutions
Shaun Donnelly	48	Senior Vice President of Business Development and Account Management

Jim Stephens. Please see Mr. Stephens’ biography above under “Board of Directors and Nominees.”

Roop Lakkaraju. Mr. Lakkaraju joined the Company as Executive Vice President, Chief Financial Officer and Chief Operating Officer in October 2013. Mr. Lakkaraju has over 20 years of experience in technology companies. Prior to joining Support.com, Mr. Lakkaraju served as Chief Financial Officer of Quantros, Inc., a cloud provider to advance healthcare quality and safety performance. Mr. Lakkaraju has also been Chief Financial Officer of 2Wire and has held various executive positions at Solectron and Safeguard Scientifics. Mr. Lakkaraju began his career in public accounting, first with Grant Thornton and then PricewaterhouseCoopers. Mr. Lakkaraju earned a B.S. in Business Administration with an emphasis in Accounting from San Jose State University.

Gregory Wrenn. Mr. Wrenn has served as Vice President, General Counsel and Corporate Secretary since November 2009 and as Senior Vice President of Business Affairs, General Counsel and Corporate Secretary since September 2011. Mr. Wrenn was Senior Vice President, General Counsel and Corporate Secretary at Borland Software Corporation, an enterprise software company, from October 2006 until February 2009. From October 2004 to October 2006, Mr. Wrenn served as Senior Vice President and General Counsel at Openwave Systems, a mobile telecommunications software provider. Mr. Wrenn also served as Vice President and Deputy General Counsel, International at Yahoo! Inc. from June 1999 to September 2004. Prior to that, Mr. Wrenn worked as in-house counsel with Adobe Systems Incorporated from January 1995 until June 1999, and as associate with the law firm of Perkins Coie from September 1990 until December 1994. Mr. Wrenn holds a B.A. in Business Administration from the University of Washington, and a J.D. from Boalt Hall School of Law, University of California, Berkeley.

Richard Matta. Mr. Matta has served in various product and engineering management roles since the early days of Support.com and has directed our Engineering team since 2006. In addition, he recently took up leadership of our SaaS platform, for which he focuses on product direction, operations and customer success. Prior to Support.com, Mr. Matta managed and delivered large-scale software development projects in the areas of customer relationship management and business intelligence for Deloitte Consulting. Mr. Matta holds a B.A. in Economics with high honors from Pomona College.

Shaun Donnelly. Mr. Donnelly joined the Company in December 2011 and currently leads partner account management and small business operations for Support.com. Mr. Donnelly has over 15 years of experience in technology companies including a background in telecommunications, wireless and software. Prior to joining Support.com, he served as the Chief Operating Officer of outsourceIT, Inc., an IT services company focused on small and medium businesses during June 2010 to December 2011. Mr. Donnelly also worked as an investment banker and has held business development and marketing positions at DSC Communications (acquired by Alcatel), Telica (acquired by Lucent Technologies) and Senitito Networks (acquired by Verso Technologies). Mr. Donnelly served as a nuclear submarine officer in the Navy prior to entering the commercial sector. Mr. Donnelly earned a B.S. in Engineering from the United States Naval Academy (with honors) and an M.S. in Information Systems Management from The George Washington University.

COMPENSATION COMMITTEE REPORT

In 2013 the Company’s Compensation Committee consisted at all times of independent directors. From January 2013 to May 2013, the members of the Compensation Committee were Messrs. Farshchi, Linton, Stephens, and Ms. Portmann. Mr. Linton did not stand for reelection to the Board at the 2013 annual meeting of stockholders. From May 2013 to December 2013, the members of the Compensation Committee were Messrs. Farshchi, Stephens and Ms. Portmann.

Set forth below is the Compensation Discussion and Analysis section, which is a discussion of compensation programs and policies from the perspective of the Company.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

THE COMPENSATION COMMITTEE:

Jim Stephens, Chairman
Shawn Farshchi
Toni Portmann

COMPENSATION-RELATED RISK ANALYSIS

During February 2014, the Company’s management, in conjunction with the Company’s legal, accounting, human resources and finance departments, undertook a quantitative and qualitative review of the Company’s compensation policies and practices that applied to all Company employees whose compensation includes any variable or incentive compensation element, as well as policies and practices of different groups that mitigate or balance such incentives. As part of this review, these parties reviewed, considered, and analyzed the extent to which, if any, the Company’s compensation policies and practices might create risks for the Company, and relevant controls and mitigating factors.

After conducting this review, management found that none of the Company’s compensation policies and practices for its employees creates any risks that are reasonably likely to have a material adverse effect on the Company. The Board has reviewed the results of management’s analysis and concurs with management’s assessment.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Support.com, Inc. is a leading provider of cloud-based services and software that enable technology support for a connected world. Our service programs help leading brands create new revenue streams and deepen customer relationships.

Our cloud-based Nexus® Service Platform (“Nexus Platform”) enables companies to resolve connected technology issues quickly, boost their support productivity, and dramatically improve their customer experience. We offer turnkey solutions including technology and labor and we also provide the Nexus Platform separately on a software-as-a-service (”SaaS”) basis. Support.com is the choice of leading communications providers, top retailers, and other important brands in software and connected technology.

We offer leading brands a broad array of technology services to meet the needs of their customers. Our service programs are designed for both the consumer and small business markets, and include computer and mobile device set-up, security and support, virus and malware removal, wireless network set-up, security and support, and home security and automation system onboarding and support. Our technology specialists deliver our services to customers online via remote control and by telephone, leveraging the Nexus Platform. Most of our technology specialists work from their homes rather than in brick and mortar facilities. We are compensated for our services on a per incident, per subscription or per productive hour basis.

The Nexus Platform enables companies to successfully deliver the full support lifecycle, including customer onboarding and enablement, as well as traditional technology issue resolution. The Nexus Platform includes a unified workspace for support agents that combines remote support, guided and automated workflow, chat, telephony, ticketing and order taking; real-time monitoring for supervisors; a desktop client and subscriber portal; a revenue module; and business analytics and reporting. The Nexus Platform revenue module includes marketing tools for recommending services, managing customer profiles, and messaging subscribers; commerce modules for Payment Card Industry (“PCI”) compliant payment processing; and entitlement modules for subscription management, service definitions, and software licensing. The Nexus Platform provides business analytics and reporting for program performance, marketing activities, subscription usage and attrition, service delivery quality, service level management and customer satisfaction. The Nexus Platform integrates with other systems via web services interfaces. We also offer end-user software products including tools and apps designed to address some of the most common technology issues including computer and mobile device maintenance, optimization and security.

We market our technology services primarily through partners, who resell the services to their customers or include them in their service offerings. Our partners include leading communications providers, retailers, technology companies and others. The Nexus Platform is marketed separately from our technology service offerings through a variety of demand generation programs. We market our end-user software products directly, principally online, and through partners. Our sales and marketing efforts are primarily focused in North America.

The following discussion and analysis explains our executive compensation program and policies for our executives listed in the Summary Compensation Table below. We refer to these senior executives as our “Named Executive Officers,” and for 2013 they include:

Name	Title
Joshua Pickus (1)	President and Chief Executive Officer
Roop Lakkaraju (2)	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Shelly Schaffer (3)	Chief Financial Officer and Executive Vice President of Finance and Administration
Gregory Wrenn	Senior Vice President of Business Affairs, General Counsel and Corporate Secretary
Richard Matta	Senior Vice President and General Manager of SaaS Solutions
Shaun Donnelly	Senior Vice President of Business Development and Account Management

(1)	Mr. Pickus left his employment with the Company on April 1, 2014.
(2)	Mr. Lakkaraju joined the Company on October 30, 2013.
(3)	Ms. Schaffer left her employment with the Company on October 1, 2013.

This discussion and analysis of our 2013 executive compensation program may include forward-looking statements, and should be read together with the compensation tables and related disclosures that follow.

2013 Business Highlights

• Total revenue for the year ended December 31, 2013 increased by $16.2 million, or 23%, from 2012;

• Services revenue for the year ended December 31, 2013 increased by $16.2 million, or 28%, from 2012; the increase in services revenue over the prior year was due to growth in our channel programs, primarily the programs with Comcast;

• Software and other revenue for the year ended December 31, 2013 was consistent year-over-year at $14.3 million;

• Cost of services for the year ended December 31, 2013 increased 16% from 2012 as a result of the hiring of additional technology specialists to support revenue growth; Cost of software and other for the year ended December 31, 2013 declined 18% year-over-year due to lower royalty rate payments to third-party developers;

• Services gross margin improved from 35% to 41% year-over-year primarily as a result of improved operational processes, refinements to service delivery methodology and further technology enablement; Software and other gross margin slightly improved from 90% to 92% year-over-year; total gross margin for the year ended December 31, 2013 was 50%, compared to 46% in 2012, driven mainly by improved services gross margin offset by a lower percentage of software and other in the revenue mix;

• Operating expenses for the year ended December 31, 2013 decreased 15% from 2012, driven by lower sales expense related to our end-user software products and a reduction in the contact center sales agent workforce completed at the end of the second quarter of 2012; and

Please see our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information.

Consideration of 2013 Say-on-Pay Voting Results

At our 2011 annual meeting of stockholders, our stockholders recommended that we hold advisory say-on-pay votes every year. In light of, and consistent with, the voting results the Board has determined that the Company will hold future advisory votes on executive compensation annually until the next stockholder vote on the frequency of say-on-pay votes is required under Section 14A of the Securities Exchange Act of 1934, as amended, or until the Board otherwise determines that a different frequency for such votes is in the best interests of the Company’s stockholders. At our 2013 annual meeting of stockholders, we received approximately 99% approval for our “say-on-pay” proposal based on record shares voted.

The Compensation Committee also considered the 2013 say-on-pay voting results at its meetings, and the Compensation Committee believes the voting results demonstrate significant support for our Named Executive Officer compensation program. No significant changes were made in 2013 to our programs. The Compensation Committee intends to continue to look for ways to strengthen the existing executive compensation programs and the governance environment in which they function.

2013 Pay for Performance Analysis

Our program is designed to reward our executive officers, consistent with our peer group and market, when they contribute to the achievement of our business objectives and create long-term stockholder value.

Executive Compensation Philosophy and Objectives

The executive compensation program is designed to attract and retain talented executives that will lead the Company in achieving its business goals and objectives and in creating long-term stockholder value. In keeping with our philosophy of aligning pay with performance, a significant portion of our Named Executive Officers’ compensation is “at risk” and comprised of both short-term performance-based cash incentives (“MBOs”) and long-term equity awards. For us, “at risk” compensation consists of incentive cash compensation that is directly linked to performance against quarterly objectives set by the Compensation Committee, and interests in stock option grants priced at or above the closing price of a share of Common Stock on Nasdaq on the date of grant, and vesting over multi-year periods or in some cases upon achievement of performance milestones.  Beginning in 2013, we also introduced the use of time-based and performance-based grants of restricted stock units (“RSUs”) under our 2010 Stock Plan in our executive compensation program, which also put portions of executive compensation at risk based on the performance of the Company and returns for our stockholders.

The principal elements of our executive compensation program are:

•	base salary;

•	short-term, performance-based cash incentive awards;

•	long-term, equity-based awards; and

•	other benefits customary for our peer group.

We believe that short-term cash incentives are an important and effective way to align Named Executive Officer pay with Company performance because short-term cash incentives are actually earned only when our Named Executive Officers contribute to the achievement of our specific short-term business objectives.

We also believe long-term stock option grants are particularly effective as a means of aligning the interests of our Named Executive Officers with those of our stockholders as these awards are designed to drive both long-term Company performance and retention of our key executives. We believe this because the option awards will not deliver any return to our Named Executive Officers unless our stock price increases after the time the award is made. Further, beginning in 2013, we started to use grants of RSUs as well, which help retain Named Executive Officers by providing value that vests over time or upon achievement of performance targets, while at the same time increasing or decreasing compensation automatically based on the performance of our Common Stock. The combination of options and RSUs in equity grants balances both long-term retention as well as aligning the interests of our Named Executive Officers with the interests of our stockholders. Accordingly, we will normally seek to establish long-term equity incentives as a significant ongoing component of our executive compensation program.

Analysis of 2013 Executive Compensation Decisions and Actions

Base Salary

Base salary is the baseline cash compensation that we pay to our Named Executive Officers throughout the year. Base salaries provide our Named Executive Officers with a predictable level of income. We pay base salaries to attract and retain strong talent in our market. The Compensation Committee determines individual salaries for the Company’s Section 16 Officers. In determining appropriate 2013 base salaries, in addition to reviewing the peer company data compiled by Compensia, Inc. (“Compensia”), an independent compensation consultant, and market data from industry compensation surveys such as the survey by Radford, an Aon Hewitt company (“Radford”), and other sources, the Compensation Committee generally considers:

•	the scope of responsibility and experience of the Section 16 Officer;

•	the individual performance of each existing Section 16 Officer;

•	competitive market compensation;

•	internal equitable considerations;

•	the significance of the individual to the achievement of our corporate objectives; and

•	in the case of Section 16 Officers other than the Chief Executive Officer, the Chief Executive Officer’s recommendation as to compensation.

Base salaries are reviewed annually by the Compensation Committee along with other elements of executive compensation. In January 2013, the Company increased the annual base salary rate for Mr. Matta from $220,502 to $230,769 (4.7%); and in September 2013, the Company increased the annual base salary rate for Mr. Wrenn from $250,000 to $257,500 (3.0%) and for Mr. Donnelly from $220,000 to $226,600 (3.0%). In March 2013, the Compensation Committee, considering the advice of Compensia and reviewing the data and factors described above as part of the annual executive compensation review, increased the annual base salary rate for Mr. Pickus from $350,000 to $370,000 (5.7%), and for Ms. Schaffer, from $285,000 to $302,100 (6.0%). The Compensation Committee made no other changes to base salary of Section 16 Officers in 2013 as current amounts were considered appropriate.

The annual base salary rates for our Named Executive Officers for 2013 are set forth in the table below:

Name and Title	2013 Base Salary
Joshua Pickus (1)	$370,000
Roop Lakkaraju (2)	$320,000
Shelly Schaffer (3)	$302,100
Gregory Wrenn	$257,500
Richard Matta	$230,769
Shaun Donnelly	$226,600

(1)	Mr. Pickus left his employment with the Company on April 1, 2014.
(2)	Mr. Lakkaraju joined the Company on October 30, 2013.
(3)	Ms. Schaffer left her employment with the Company on October 1, 2013.

Short-Term, Performance-Based Cash Incentive Awards

We paid short-term performance-based cash incentives in 2013 under our Executive Incentive Compensation Plan to attract and retain talented executives who help us achieve our business objectives, and to align executive pay with achievement against near-term Company performance objectives. In determining appropriate target short-term cash incentive opportunities for each Section 16 Officer for 2013, in addition to reviewing market data from industry compensation surveys such as that of Radford, and data from Compensia, all as further discussed below, the Compensation Committee assessed the same factors that were considered in determining 2013 base salaries. In January 2013, the Company increased the annual short-term cash incentive award target for Mr. Matta from $55,126 to $69,231 (25.6%); and in September 2013, the Company increased the annual base salary rate for Mr. Wrenn from $75,000 to $77,250 (3.0%) and for Mr. Donnelly from $55,000 to $56,650 (3.0%). In March  2013, the Compensation Committee, considering the advice of Compensia and reviewing the data and factors described above as part of the annual executive compensation review, increased the annual short-term cash incentive award target for Mr. Pickus from $225,000 to $237,857 (5.7%), and for Ms. Schaffer from $116,850 to $123,861 (6.0%).

Actual payouts for our short-term cash incentive awards for each Section 16 Officer were based on the achievement of specified Company financial targets and individual objectives established at the beginning of each quarter as determined by the Compensation Committee. The Compensation Committee considers financial and other targets each quarter in reference to a previously established annual plan, but either confirms or adjusts the targets up or down at the beginning of each quarter, as the Compensation Committee deems appropriate, in order to keep the short-term performance-based incentives appropriate and effective at aligning this element of executive pay with the achievement of the Company’s near-term performance objectives.

For 2013, our short-term cash incentive award payout approach was as follows:

•	Incentive compensation for Company revenue and net income targets was paid on a straight-line sliding scale if the Company achieved between the minimum threshold of 70% (achievements under 70% received no payout) and the maximum achievement of 130% (achievements over 130% received 130% payout).

•	Targets specific to individual performance were not eligible for achievement levels above 100% of target, but could be assigned partial credit based on actual achievement on a straight-line sliding scale;

•	Incentive compensation for software and services program revenue, total expense and total net profit targets was paid on a straight-line sliding scale if the Company achieved between the minimum threshold of 80% (achievements under 80% received no payout) and the maximum achievement of 120% (achievements over 120% received 120% payout); and

•	Business development targets for deals closed were earned on a straight-line percentage based on the Company’s determination of deal value compared to previously established quotas.

The Compensation Committee determines in its sole discretion if, and to what extent, objectives are achieved and incentive awards are payable based on the actual results of the period. Pursuant to the Executive Incentive Compensation Plan, the Compensation Committee reserves the right to amend or discontinue the short-term incentive program at any time in the best interests of the Company and to use negative discretion, where appropriate.

For 2013, the terms of our Named Executive Officers’ short-term cash incentive awards (“MBOs”) and the payments made with respect to those awards were as follows:

Named Executive Officer	Period	Description of Objective (1)	Target Cash Incentive Potential	Target Incentive Potential (% of Quarterly Salary)	Actual % of Objective Achieved	Actual Cash Incentive Paid	Actual Cash Incentive (% of Period Salary)
Joshua Pickus	2013-Q1	Target Company revenue of $19.804 million	$33,750	39%	102%	$34,427	39%
		Target Company adjusted non-GAAP net income of $2.828 million	$22,500	26%	122%	$27,474	31%
	2013-Q2	Target Company revenue of $19.661 million	$35,679	39%	102%	$36,519	39%
		Target Company adjusted non-GAAP net income of $2.573 million	$23,786	26%	130%	$30,921	33%
	2013-Q3	Target Company revenue of $21.136 million	$35,679	39%	112%	$39,987	43%
		Target Company adjusted non-GAAP net income of $3.891 million	$23,786	26%	128%	$30,348	33%
	2013-Q4	Target Company revenue of $23.123 million	$35,679	39%	108%	$38,375	41%
		Target Company adjusted non-GAAP net income of $4.918 million	$23,786	26%	115%	$27,352	30%
	2013 Total		$234,643	64%		$265,404	73%
Roop Lakkaraju (2)	2013-Q4	Target Company revenue of $23.123 million	$9,245	12%	108%	$9,943	12%
		Target Company adjusted non-GAAP net income of $4.918 million	$6,163	8%	115%	$7,087	9%
		Lead weekly Contact Center meeting	$5,136	6%	100%	$5,136	6%
		Develop strategic framework for use of capital	$5,136	6%	100%	$5,136	6%
	2013 Total		$25,679	32%		$27,302	34%
Shelly Schaffer (3)	2013-Q1	Target Company revenue of $19.804 million	$8,764	12%	102%	$8,940	13%
		Target Company adjusted non-GAAP net income of $2.828 million	$5,843	8%	122%	$7,134	10%
		Identify and implement processes to improve Contact Center	$4,382	6%	100%	$4,382	6%
		Develop proposed 2013 equity compensation strategy and present to Board	$4,382	6%	100%	$4,382	6%
		Lead succession planning review for key roles	$2,921	4%	100%	$2,921	4%
		Develop long term financial expansion strategy	$2,921	4%	100%	$2,921	4%
	2013-Q2	Target Company revenue of $19.661 million	$9,290	12%	102%	$9,508	13%
		Target Company adjusted non-GAAP net income of $2.573 million	$6,193	8%	130%	$8,051	11%
		Develop equity refresh and cash compensation recommendations for non-§16 employees	$3,871	5%	100%	$3,871	5%
		Develop compensation strategy for R&D/Hosting departments	$3,871	5%	100%	$3,871	5%
		Report on potential financial impact of healthcare reform and educate key stakeholders	$3,871	5%	100%	$3,871	5%

		Plan 2013 stockholders meeting and respond to stockholder questions	$3,871	5%	100%	$3,871	5%
	2013-Q3	Target Company revenue of $21.136 million	$9,290	12%	100%	$9,290	12%
		Target Company adjusted non-GAAP net income of $3.891 million	$6,193	8%	100%	$6,193	8%
		Define RSU grant process and timeline	$4,645	6%	100%	$4,645	6%
		Identify healthcare reform requirements and plan implementation	$4,645	6%	100%	$4,645	6%
		Define improved Contact Center hiring processes	$6,193	8%	100%	$6,193	8%
	2013 Total		$91,143	41%		$94,687	43%
Gregory Wrenn	2013-Q1	Target Company revenue and adjusted non-GAAP net income	$4,688	8%	110%	$5,158	8%
		Provide legal support for Contact Center improvement project	$3,516	6%	100%	$3,516	6%
		Provide legal support to update executive compensation program	$3,516	6%	100%	$3,516	6%
		Define and draft proposed resolutions for 2013 annual stockholders meeting	$3,516	6%	100%	$3,516	6%
		Provide legal support to Board during review of expiring stock options	$3,516	6%	100%	$3,516	6%
	2013-Q2	Target Company revenue and adjusted non-GAAP net income	$4,688	8%	113%	$5,316	9%
		Provide legal support to Security Committee for annual PCI certification	$3,516	6%	100%	$3,516	6%
		Provide support to Stock Administration for corporate employee stock refresh	$3,516	6%	90%	$3,164	5%
		Plan 2013 stockholder meeting and related processes and procedures	$3,516	6%	100%	$3,516	6%
		Provide legal support in the review of 2014 health plan alternatives	$3,516	6%	100%	$3,516	6%
	2013-Q3	Target Company revenue and adjusted non-GAAP net income	$4,688	8%	118%	$5,544	9%
		Provide legal support for review of major partner contract and related Board discussions	$4,781	8%	100%	$4,781	8%
		Present to Board regarding Enterprise Risk Management	$4,641	7%	100%	$4,641	7%
		Provide legal support in the continuing review of 2014 health plan alternatives	$4,641	7%	100%	$4,641	7%
	2013-Q4	Target Company revenue and adjusted non-GAAP net income	$4,828	8%	111%	$5,337	8%
		Provide legal analysis of regulatory framework for target growth prospect industry	$3,621	6%	100%	$3,621	6%
		Launch Executive Staff council to review nominations for promotions	$3,621	6%	100%	$3,621	6%
		Host presentation to employees to explain 2014 benefits program and implications of Affordable Care Act	$3,621	6%	100%	$3,621	6%
		Complete proposed equity grant guidelines with independent consultant input for Compensation Committee review	$3,621	6%	100%	$3,621	6%
	2013 Total		$75,563	30%		$77,676	31%
Richard Matta	2013-Q1	Target Company revenue and adjusted non-GAAP net income	$4,327	8%	110%	$4,762	8%
		Timely and accurate completion of sprint deliverables	$2,163	4%	93%	$2,019	3%
		Address skill level and resiliency of organization; deliver uptime service levels; prepare partner environment for target launch; lead partner security audit; recommend go-forward hosting model	$2,163	4%	98%	$2,120	4%
		Achieve defined partner deliverables	$4,327	8%	100%	$4,327	7%

		Formalize and socialize product roadmap; conduct competitive solution analysis; define requirements and lead development of defined products and services	$4,327	7%	93%	$4,038	7%
	2013-Q2	Target Company revenue and adjusted non-GAAP net income	$4,327	8%	113%	$4,907	9%
		Achieve defined partner deliverables	$3,894	7%	100%	$3,894	7%
		Achieve new SaaS partner deal	$3,894	7%	95%	$3,700	6%
		Achieve SaaS product deliverables	$3,894	7%	73%	$2,839	5%
		Present a go-forward plan for engineering structure and compensation; identify a new architectural/code language framework for go-forward platform development	$1,298	2%	100%	$1,298	2%
	2013-Q3	Target Company revenue and adjusted non-GAAP net income	$4,327	8%	118%	$5,118	9%
		Achieve target SaaS customer bookings and revenue	$5,192	9%	28%	$1,428	2%
		Hire professional services manager; launch professional services delivery capability; achieve new professional services deal	$2,596	4%	100%	$2,596	4%
		Complete target product feature deliverables	$2,596	4%	88%	$2,272	4%
		Migrate to new payment gateway; renew remote server contract; define plan for virtualization of app servers	$1,298	2%	100%	$1,298	2%
		Hire Director of SaaS Marketing; add target prospects for sales pipeline	$1,298	2%	38%	$487	1%
	2013-Q4	Target Company revenue and adjusted non-GAAP net income	$4,327	8%	111%	$4,783	8%
		Target new customer contracts and annual contract value growth	$3,894	7%	100%	$3,894	7%
		Launch target partner programs	$1,298	2%	25%	$325	1%
		Timely and accurate completion of sprint deliverables for new SaaS product	$3,245	6%	100%	$3,245	6%
		Deliver plan for new disaster recovery program; begin upgrade of production servers; deliver uptime SLAs	$1,298	2%	100%	$1,298	2%
		Hire VP Marketing; complete product research study deliverables	$3,245	6%	100%	$3,245	6%
	2013 Total		$69,231	30%		$63,893	28%
Shaun Donnelley	2013-Q1	Achieve MBOs of direct reports	$10,313	19%	93%	$9,622	17%
		Achieve target revenue from services and software	$3,438	6%	97%	$3,344	6%
	2013-Q2	Achieve MBOs of direct reports	$5,500	10%	79%	$4,345	8%
		Achieve target partner renewal	$2,750	5%	100%	$2,750	5%
		Achieve target SMB program expansions	$2,750	5%	0%	$0	0%
		Achieve target revenue from services and software	$2,750	5%	94%	$2,582	5%
	2013-Q3	Achieve MBOs of direct reports	$4,125	8%	90%	$3,719	7%
		Complete target partner deal and preparations for launch	$1,375	3%	75%	$1,031	2%
		Achieve target partner approval to move forward with negotiated SMB trial	$688	1%	0%	$0	0%
		Achieve target partner approval to launch new SMB sales initiatives	$688	1%	0%	$0	0%
		Win target partner RFQ and complete contract negotiations	$1,375	3%	0%	$0	0%
		Achieve successful launch of target partner program	$1,375	3%	100%	$1,375	3%
		Achieve above target revenues for target SMB partners	$2,063	4%	33%	$687	1%
		Achieve target revenue from services and software	$2,063	4%	103%	$2,124	4%
	2013-Q4	Achieve MBOs of direct reports	$4,674	8%	95%	$4,420	8%
		Launch target partner trial program	$1,558	3%	100%	$1,558	3%
		Expand target partner sales channel and begin using inbound direct sales agents	$1,558	3%	100%	$1,558	3%
		Win target partner RFQ and complete contract negotiations	$1,558	3%	75%	$1,168	2%
		Present on issues, risks, opportunities and action items to pursue new target programs	$1,558	3%	50%	$779	1%
		Design and implement a new sales pipeline process	$850	2%	90%	$765	1%
		Achieve target revenue from services and software	$2,408	4%	92%	$2,207	4%
			$55,413	25%		$44,034	20%
	2013 Total

(1)
Adjusted non-GAAP net income for the purpose of MBO target amounts is the Company’s target non-GAAP net income adjusted to eliminate the impact of variable MBO payments in order to avoid recursive calculations of actual non-GAAP net income results.

(2)	Mr. Lakkaraju joined the Company on October 30, 2013 and all MBO amounts paid to Mr. Lakkaraju for the fourth quarter of 2013 were pro-rated based on his start date with the Company.
(3)	Ms. Schaffer left her employment with the Company on October 1, 2013 and therefore was not eligible for MBO opportunities for the fourth quarter of 2013.

For more information about our MBO payouts for 2013, see the 2013 Summary Compensation Table and 2013 Grants of Plan-Based Awards Table below.

Long-Term Equity Awards

We periodically make long-term equity awards at the discretion of the Compensation Committee to our Named Executive Officers to encourage them to create long-term value for our stockholders through sustained performance. Equity compensation for executives is reviewed at least annually, but the frequency, type, and amount of long-term equity awards are made at the discretion of the Compensation Committee based on an overall assessment of existing compensation, performance, and the desired balance of compensation incentives going forward.  Thus grants in recent years have tended to vary year-to-year based on this overall assessment and in some years no new grants by the Compensation Committee have been made, such as calendar year 2012.

On February 19, 2013, as previously reported by the Company, it entered into an agreement (the “Purchase Agreement”) with Mr. Pickus pursuant to which Mr. Pickus sold directly to the Company on that day an aggregate 1,000,000 shares of its Common Stock acquired by him in a same-day exercise of fully vested options which were due to expire at the end of their seven-year term on April 6, 2013.  Under the Purchase Agreement the purchase price per share was established as an amount equal to the lesser of (a) the closing price of Common Stock in regular trading hours on the day of the sale as reported by Nasdaq Global Select Market less five percent (5%), or (b) the thirty-day simple moving average price of Common Stock on the day of the sale.  This formula produced a purchase price per share of $4.114, less the aggregate strike price due on exercise of the options underlying the Shares of $2.32 per share, which then resulted in a net cash outlay by the Company to acquire the 1,000,000 shares of Common Stock of $1,794,000 (or $1.794 per share).  The Purchase Agreement was approved by the independent members of the Company’s Board of Directors with the benefit of advice from outside legal and financial advisors, and Mr. Pickus was not present during, and did not take part in, the Board’s deliberations regarding the Purchase Agreement.

On April 12, 2010, our Compensation Committee adopted a policy stating the Compensation Committee’s general intention to structure any future equity-based awards granted to our Section 16 Officers during calendar years 2010, 2011 and 2012 such that a substantial portion (in this case, at least 50% on a share basis) of equity awards to our Section 16 Officers are performance-based. The same proportion did not apply to new hire grants in the event our Section 16 Officers leave and must be replaced in the future depending on the competitive hiring market at the time, but any subsequent refresh grants to that officer would include a substantial portion of performance-based shares. For the purposes of this paragraph, “performance-based” equity awards were either (1) time-based stock option awards with an exercise price equal to at least 125% of the closing price of a share of Common Stock on Nasdaq on the date of grant, or (2) stock option awards that vest based on the achievement of Company performance targets. The Compensation Committee has used performance criteria and hurdle rates that were disclosed in the Company’s regulatory filings so that stockholders may know the minimum level of performance required for such equity grants to vest.

The Compensation Committee has continued such policy to date and intends to continue such policy for 2014, but reserves the right to change this policy in the future without notice if and to the extent such change is deemed to be in the best interests of the Company.

Other Benefits

We also provide our Named Executive Officers with certain employee benefits that are generally consistent with both the employee benefits we provide to all of our employees and that are provided by other employers in Silicon Valley. These benefits consist of a tax-qualified defined contribution plan, which we refer to as our 401(k) plan (to which we do not make any employer contributions), health benefits, life insurance benefits, and other welfare benefits. We do not provide any special employee benefits for our Named Executive Officers other than increased life insurance coverage equal to $300,000 per person, which increased coverage is also available to each of our employees who hold a position equal to or above the director level. Our employees who hold a position below the director level receive $150,000 in life insurance coverage per person.

The Role of Consultants and Benchmarking Data

Historically the Compensation Committee reviewed data from a variety of sources to determine and set executive compensation, including consideration of data and compensation information from peer companies, industry surveys, and recommendations of independent compensation consultants.

During 2013, the Compensation Committee continued to review publicly available data and solicit advice of Compensia when making key compensation decisions for Section 16 Officers. Compensia has been engaged directly by the Compensation Committee only to make recommendations on appropriate executive and director compensation levels, to design and implement incentive plans, and to provide information on industry and peer group pay practices. Compensia is independent of Support.com’s directors and officers, and has not been retained by the Board, any committee, or by management of the Company to provide any other services. Compensia’s fees for its services in 2013 were substantially below $120,000.

Pursuant to its charter the Compensation Committee has authority, at the Company’s expense, to retain, terminate or obtain the advice of compensation consultants, legal counsel and other advisers as the Compensation Committee may deem appropriate, including the sole authority to approve any such advisers’ fees and other retention terms.  The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Compensation Committee. The Company must provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Compensation Committee. Effective February 2013 pursuant to its amended and restated charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee other than in-house legal counsel, only after taking into consideration the following factors:

(i) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

(ii) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

(iii) the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

(iv) any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Compensation Committee;

(v) any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

(vi) any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an Officer.

Peer Group Analysis

For 2013, the Compensation Committee used a peer group of companies identified through the research and recommendations of Compensia. The peer group used for compensation purposes during 2013 consists of:

Acorn Energy, Inc.	Digimarc Corporation	SPS Commerce, Inc.
American Software, Inc.	eGain Communications Corp.	TechTarget, Inc.
Archipelago Learning, Inc.	ELLIE MAE, Inc.	Vocus, Inc.
Callidus Software Inc.	Guidance Software, Inc.	Wave Systems Corp.
Carbonite, Inc.	Keynote Systems, Inc.	Zix Corporation
Convio, Inc.	SciQuest, Inc.

For 2013, the Compensation Committee used the median (50th percentile) as a guideline for establishing individual compensation elements, as well as total compensation, for each of our Section 16 Officers.

The Role of Management in Compensation Decisions

Our Chief Executive Officer recommends to the Compensation Committee individual compensation adjustments for Section 16 Officers, other than himself, based on market data, Company performance and individual performance. He also recommends incentive compensation measures to align compensation with our corporate objectives. The Chief Executive Officer is sometimes present during the portions of Compensation Committee meetings in which compensation decisions regarding Section 16 Officers other than the Chief Executive Officer are reviewed and decided, but the Compensation Committee retains the final authority for all such decisions.

Tax Implications of Compensation Policies

Section 162(m) of the Internal Revenue Code generally places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to the compensation we pay to certain of our most highly compensated officers, unless such compensation is performance-based compensation under Section 162(m) of the Internal Revenue Code. In order to maintain flexibility in compensating our Section 16 Officers in a manner designed to promote achievement of Company goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code.

Employment Arrangements, Termination of Employment Arrangements and Change of Control Arrangements

We have employment arrangements with our Named Executive Officers to assist with attraction and retention. The following paragraphs summarize the employment-related agreements for our current Named Executive Officers and provide additional information that we believe is helpful to an understanding of the information disclosed in the compensation tables and narratives below. For more information about post-termination payments under these employment arrangements, see “Potential Payments Upon Termination or Change-in-Control” below.

Joshua Pickus

On April 6, 2006, Mr. Pickus was appointed our President and Chief Executive Officer. In connection with this appointment, we entered into an offer letter with Mr. Pickus. This offer letter was amended and restated on December 23, 2008, and subsequently on July 28, 2009. Our arrangement with Mr. Pickus provided for him to receive an annual base salary of $350,000 and a short-term cash incentive target of $300,000 for 2006. Our Compensation Committee did not change Mr. Pickus’ annual base salary or short-term cash incentive target for either 2007 or 2008. In connection with the sale of our Enterprise business and the transformation of the business of the Company, Mr. Pickus’ annual base salary was reduced to $325,000 effective July 1, 2009 and his cash incentive potential was reduced from $300,000 to $170,000. These changes were made in connection with the other changes to our Section 16 Officers’ equity compensation in 2009. Effective February 11, 2011, Mr. Pickus’ annual base salary was increased to $335,000 and his annual cash incentive target was increased to $180,000. Effective April 1, 2012, Mr. Pickus’ annual base salary was increased to $350,000 and his annual cash incentive target was increased to $225,000. Effective March 22, 2013, Mr. Pickus’ annual base salary was increased to $370,000 and his annual cash incentive target was increased to $237,857. In addition, Mr. Pickus has been granted additional stock grants, as reflected in the table of outstanding equity awards below.

Pursuant to Mr. Pickus’ amended and restated offer letter, if he is terminated without cause or resigns for good reason, Mr. Pickus would be entitled to severance pay equal to 12 months of salary and 50% of his target short-term cash incentive target in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the Company, Mr. Pickus would be entitled to severance pay equal to 12 months of salary and 100% of his target short-term cash incentive target in effect for the year in which he is terminated, plus the immediate vesting and exercisability of all of Mr. Pickus’ stock grants (with the limited exception of certain performance-based RSU grants made on March 19, 2013 that expressly state that in the event of a change of control prior to the end of calendar year 2013 they will not be earned nor will they accelerate). In addition, if any amount payable to Mr. Pickus is subject to the excise tax imposed by Internal Revenue Code Section 4999 or similar state tax or assessment, we will pay Mr. Pickus an amount necessary to place Mr. Pickus in the same after-tax position had no such excise tax been imposed or assessed, as well as an amount to pay the income and excise taxes resulting from the payment of the excise tax amount. Under the terms of the offer letter, the maximum amount payable by us resulting from excise taxes imposed on Mr. Pickus is $1,500,000.

On February 11, 2014, Mr. Pickus submitted his written resignation as President and Chief Executive Officer effective April 1, 2014. Also effective April 1, 2014, Mr. Pickus resigned as a director of the Board and indicated that his decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Pickus’ resignation was voluntary and not a resignation “for good reason” such that he would be entitled to any severance benefits described above.

In connection with Mr. Pickus’ resignation the Compensation Committee of the Board, considering all relevant factors and the best interest of the Company's stockholders, approved the extension of the post-termination exercise period for the vested portions of each of Mr. Pickus’ outstanding stock option grants from ninety (90) days following termination to December 31, 2014, in order to permit the orderly exercise and disposition of shares under his vested grants prior to their expiration.

Roop Lakkaraju

Mr. Lakkaraju assumed the title of Executive Vice President, Chief Financial Officer and Chief Operating Officer on October 30, 2013. In connection with his employment, we entered into an offer letter with Mr. Lakkaraju. Our arrangement with Mr. Lakkaraju provided for him to receive an annual base salary of $320,000 and an annual short-term cash incentive target of $150,000. In addition, Mr. Lakkaraju has been granted stock options and RSU awards, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Mr. Lakkaraju’s offer letter, if he is terminated without cause or resigns for good reason, Mr. Lakkaraju would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the Company, Mr. Lakkaraju would also be entitled to vest immediately in 100% of any remaining unvested stock grants.

Gregory Wrenn

Mr. Wrenn was hired as Vice President, General Counsel and Corporate Secretary on November 4, 2009. In connection with his employment, we entered into an offer letter with Mr. Wrenn. Our arrangement with Mr. Wrenn provided for him to receive an annual base salary of $240,000 and a short-term cash incentive target of $60,000. In relation to the expansion of his duties to include responsibility for other areas of the business development group, Mr. Wrenn’s annual base salary was increased to $250,000 and his short-term cash incentive target was increased to $75,000, in each case effective as of January 1, 2012. He was also given a one-time incentive award of $50,000. Effective September 29, 2013, Mr. Wrenn’s annual base salary was increased to $257,500 and his annual cash incentive target was increased to $77,250. In addition, Mr. Wrenn has been granted stock grants, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Mr. Wrenn’s offer letter as previously amended, if Mr. Wrenn is terminated without cause or resigns for good reason, Mr. Wrenn would be entitled to severance pay equal to six months of base salary in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the company, Mr. Wrenn would also be entitled to vest immediately in 100% of any remaining unvested stock grants, or such other amount as specified in any future grant agreement.

Richard Matta

Mr. Matta was hired as Product Manager on November 30, 2000. In connection with his employment, we entered into an offer letter with Mr. Matta. Our arrangement with Mr. Matta provided for him to receive an annual base salary of $110,000, which has been amended and restated from time to time in connection with the expansion of his duties. Recently, in relation to the expansion of his duties as Senior Vice President and General Manager of SaaS Solutions, his annual base salary was increased to $220,502 and his short-term cash incentive target was increased to $55,126, in each case effective as of October 1, 2012. Effective January 1, 2013, Mr. Matta’s annual base salary was increased to $230,769 and his annual cash incentive target was increased to $69,231. In addition, Mr. Matta has been granted stock grants, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Mr. Matta’s offer letter as previously amended, if Mr. Matta is terminated without cause or resigns for good reason, Mr. Matta would be entitled to severance pay equal to four months of base salary in effect for the year in which he is terminated.  If such termination or resignation follows within 12 months of a change of control of the Company, Mr. Matta would also be entitled to vest immediately in 33% of any remaining unvested stock grants, or such greater amount as is specified in future grant agreements.  On April 3, 2014, Mr. Matta submitted his written resignation effective April 17, 2014 to pursue an opportunity with another company.  Mr. Matta’s resignation was voluntary and not a resignation “for good reason” such that he would be entitled to any severance benefits described above.

Shaun Donnelly

Mr. Donnelly was hired as Vice President, General Manager SMB on December 29, 2011. In connection with his employment, we entered into an offer letter with Mr. Donnelly. Our arrangement with Mr. Donnelly provided for him to receive an annual base salary of $208,000 and a short-term cash incentive target of $52,000. Recently, in relation to the expansion of his duties to include responsibility for the program management group, Mr. Donnelly’s annual base salary was increased to $220,000 and his short-term cash incentive target was increased to $55,000, in each case effective as of August 1, 2012. Effective September 29, 2013, Mr. Donnelly’s annual base salary was increased to $226,600 and his annual cash incentive target was increased to $56,650. In addition, Mr. Donnelly has been granted stock grants, as reflected in the table of outstanding equity awards below.  Mr. Donnelly was also given certain relocation benefits and housing allowances starting December 2013 as reflected in the 2013 summary compensation table below.

Pursuant to the terms of Mr. Donnelly’s offer letter, if Mr. Donnelly is terminated without cause or resigns for good reason, Mr. Donnelly would be entitled to severance pay equal to four months of base salary and 50% of his target short-term cash incentive in effect for the year in which he is terminated.  If such termination or resignation follows within 12 months of a change of control of the Company, Mr. Donnelly would also be entitled to vest immediately in 33% of any remaining unvested stock grants, or such greater amount as is specified in future grant agreements.

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The following table shows compensation information for 2013, 2012 and 2011 for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)		Total ($)
Joshua Pickus (5) President and Chief Executive Officer	2013	366,308	-	1,994,790	-	265,404	180		2,626,682
	2012	346,249	-	-	-	231,482	216		577,947
	2011	333,885	-	-	420,705	158,589	252		913,431

Roop Lakkaraju (6) Executive Vice President, Chief Financial Officer and Chief Operating Officer	2013	55,385	-	1,583,969	467,532	27,302	21		2,134,209
	2012	-	-	-	-	-	-		-
	2011	-	-	-	-	-	-		-

Shelly Schaffer (7) Chief Financial Officer and Executive Vice President of Finance and Administration	2013	298,943	-	609,266	-	94,687	138		1,003,034
	2012	277,499	-	-	-	112,950	216		390,665
	2011	255,000	-	-	428,873	94,052	252		778,177

Gregory Wrenn Senior Vice President of Business Affairs, General Counsel and Corporate Secretary	2013	251,933	-	589,000	-	77,676	180		918,789
	2012	250,000	50,000	-	-	66,950	216		367,166
	2011	240,000	-	-	126,412	58,216	252		424,880

Richard Matta Senior Vice President and General Manager of SaaS Solutions	2013	230,769	-	589,000	-	63,893	180		883,842
	2012	204,983	-	-	105,645	45,366	216		356,210
	2011	199,702	-	-	267,772	44,735	252		512,461

Shaun Donnelly (8) Vice President of Business Development and Account Management	2013	221,700	5,000	147,250	-	44,034	30,331	(9)	448,315
	2012	212,800	-	-	251,650	43,034	144		507,628
	2011	1,600	15,000	-	-	-	-		16,600

(1)	The grant date fair value of all RSU stock awards is determined by multiplying the number of units granted by the closing price of our stock on the grant date.
(2)	The amounts disclosed for 2013 represent the aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the effect of certain forfeiture assumptions. We estimate the fair value of stock options granted using the Black-Scholes option pricing model. This pricing model requires a number of complex assumptions including volatility, expected term, risk-free interest rate, and expected dividends. For more information about the assumptions used for stock options awarded, please refer to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
The amounts disclosed for 2013 reflect the aggregate short-term cash incentive awards earned for all four quarters of the 2013 fiscal year under the annual incentive plan. Payouts for earned awards were made both in 2013 and 2014.

(4)
Our employees may participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide any type of matching contributions on any employee’s contribution to the 401(k) plan. The amounts disclosed in column (g) include life insurance premiums for $300,000 of term life insurance for each Named Executive Officer.

(5)	Mr. Pickus left his employment with the Company on April 1, 2014.
(6)	Mr. Lakkaraju joined the Company on October 30, 2013.
(7)	Ms. Schaffer left her employment with the Company on October 1, 2013.
(8)	Mr. Donnelly joined the Company on December 29, 2011.
(9)
Includes $25,195 in reimbursed relocation expenses to Mr. Donnelly in connection with his move near Company headquarters. Also includes $5,000 in monthly housing allowances to Mr. Donnelly in December 2013 in connection with his new residence near Company headquarters. Contingent upon Mr. Donnelly’s continued employment, and subject to early departure repayment requirements, such housing allowance is expected to continue at a rate of $5,000 per month through May 2014; at a rate of $4,000 through November 2014; and at a rate of $3,200 through November 2015.

2013 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards in 2013 to our Named Executive Officers, including short-term cash incentive awards and equity awards. The options and RSUs granted to our Named Executive Officers in 2013 were granted under the 2010 Stock Plan. All stock options were granted with an exercise price equal to the closing price of a share of Common Stock on Nasdaq on the date of the grant.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (in Shares)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Exercise or Base Price of Option Awards	Grant Date Fair Value of RSUs and Option Awards
Joshua Pickus (2)
MBO	-	$164,250	$234,643	$305,036	-	-	-	-	-	-
RSU	03/19/13	-	-	-	-	-	-	166,500	-	$687,645
PRSU (3)	03/19/13	-	-	-	49,950	99,900	99,900	-	-	$412,587
PRSU (4)	03/19/13	-	-	-	33,300	66,600	66,600	-	-	$371,700
PRSU (5)	03/19/13	-	-	-	1	-	90,000	-	-	$275,058
PRSU (6)	03/19/13	-	-	-	1	-	60,000	-	-	$247,800

Roop Lakkaraju (7)
MBO	-	$21,057	$25,679	$30,302	-	-	-	-	-	-
Option	10/30/13	-	-	-	-	-	-	195,000	$5.57	$467,532
RSU	10/30/13	-	-	-	-	-	-	284,375	-	$1,583,969

Shelly Schaffer (8)
MBO	-	$77,472	$91,143	$104,814	-	-	-	-	-	-
RSU	03/26/13	-	-	-	-	-	-	83,250	-	$345,488
PRSU (3)	03/26/13	-	-	-	17,920	35,839	35,839	-	-	$148,732
PRSU (4)	03/26/13	-	-	-	13,861	27,722	27,722	-	-	$115,046

Gregory Wrenn
MBO	-	$69,895	$75,563	$81,230	-	-	-	-	-	-
RSU	08/05/13	-	-	-	-	-	-	100,000	-	$589,000

Richard Matta
MBO	-	$64,038	$69,231	$74,423	-	-	-	-	-	-
RSU	08/05/13	-	-	-	-	-	-	100,000	-	$589,000

Shaun Donnelley
MBO	-	$53,281	$55,413	$57,544	-	-	-	-	-	-
RSU	08/05/13	-	-	-	-	-	-	25,000	-	$147,250

(1)
For 2013 we defined Company and/or individual objectives for our Named Executive Officers on a quarterly basis. Objectives were expressed as financial goals for the Company and/or individual performance goals. Additional information is reflected in the discussion of “Short-Term, Performance-Based Cash Incentive Awards” above.

(2)	Mr. Pickus left his employment with the Company on April 1, 2014.
(3)
This performance RSU (“PRSU”) vests as follows: if the Company achieves 90% or more of its Board-approved target revenue for fiscal year 2013, then 50% to 100% of the shares subject to this grant (based on a straight-line sliding scale of revenue achieved between 90% and 100% of plan) shall vest in accordance with the maximum number of shares. No shares subject to this grant may vest if the Company achieves less than 90% of such target revenue. In no case shall more than 100% of the shares vest.

(4)
This performance RSU vests as follows: if the Company achieves 90% or more of its Board-approved target non-GAAP adjusted net income for fiscal year 2013, then 50% to 100% of the shares subject to this grant (based on a straight-line sliding scale of income achieved between 90% and 100% of plan) shall vest in accordance with the maximum number of shares. No shares subject to this grant may vest if the Company achieves less than 90% of such target income. In no case shall more than 100% of the shares vest.

(5)
This performance RSU vests as follows: if the Company achieves 100% or more of its Board-approved target revenue for fiscal year 2013, then 0% to 100% of the shares subject to this grant (based on a straight-line sliding scale of revenue achieved between 100% and 105% of plan) shall vest in accordance with the maximum number of shares. No shares subject to this grant may vest if the Company achieves 100% or less of such target revenue. In no case shall more than 100% of the shares vest.

(6)
This performance RSU vests as follows: if the Company achieves 100% or more of its Board-approved target non-GAAP adjusted net income for fiscal year 2013, then 0% to 100% of the shares subject to this grant (based on a straight-line sliding scale of income achieved between 100% and 110% of plan) shall vest in accordance with the maximum number of shares. No shares subject to this grant may vest if the Company achieves 100% or less of such target income. In no case shall more than 100% of the shares vest.

(7)	Mr. Lakkaraju joined the Company on October 30, 2013.
(8)	Ms. Schaffer left her employment with the Company on October 1, 2013.

Our Named Executive Officers are parties to employment contracts or arrangements with us. For more information about these agreements and arrangements, see “Compensation Discussion and Analysis — Employment Arrangements, Termination of Employment Arrangements and Change of Control Arrangements” above. For more information about the compensation arrangements in which our Named Executive Officers participate and the proportion of our Named Executive Officers’ total compensation represented by “at risk” components, see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at 2013 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding equity awards for our Named Executive Officers as of December 31, 2013:

	Option Awards						Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (c)		Number of Securities Underlying Unexercised Options Unexercisable (d)	Option Exercise Price (e)	Option Expiration Date (f)	Grant Date (g)	Number of Shares or Units of Stock that have Not Vested (h)		Market Value of Shares or Units of Stock that have Not Vested (i)
Joshua Pickus (3)	4/6/2006	700,000	(4)	0	$4.20	4/6/2016	3/19/2013	60,000	(6)(7)	$227,400
	8/4/2009	968,935	(5)	0	$2.40	8/4/2016	3/19/2013	66,600	(6)(8)	$252,414
	8/4/2009	168,391	(5)(9)	0	$2.40	8/4/2016	3/19/2013	90,000	(6)(10)	$341,100
	2/7/2011	34,375	(11)	40,625	$6.13	2/7/2018	3/19/2013	99,900	(6)(12)	$378,621
	2/7/2011	53,125		21,875	$6.13	2/7/2018	3/19/2013	166,500	(6)	$631,035
Roop Lakkaraju (13)	10/30/2013	195,000	(14)	0	$5.57	10/30/2023	10/30/2013	284,375	(15)	$1,077,781
Gregory Wrenn	12/3/2009	12,500	(14)	0	$2.56	12/3/2016	8/5/2013	100,000	(16)	$379,000
	10/5/2010	31,666		8,334	$4.59	10/5/2017
Richard Matta	2/7/2011	28,333		11,667	$6.13	2/7/2018	8/5/2013	100,000	(16)	$379,000
	9/6/2012	1,562		51,563	$3.34	9/6/2019
Shaun Donnelley	1/5/2012	80,833	(14)	104,167	$2.17	1/5/2019	8/5/2013	25,000	(16)	$94,750
	7/5/2012	17,708		32,292	$3.23	7/5/2019

(1)	Unless otherwise indicated, the options that are disclosed in columns (c) and (d) vest monthly in equal 1/48th installments over 48 months after the grant date, subject to the Named Executive Officer’s continued employment.
(2)	Unless otherwise indicated, the options that are disclosed in columns (c), (d) and (h) are issued pursuant to the Company’s 2010 Equity and Incentive Compensation Plan.
(3)	Mr. Pickus left his employment with the Company on April 1, 2014.
(4)	Issued pursuant to the Company’s 1998 Stock Option Plan.
(5)	Issued pursuant to the Company’s 2000 Omnibus Equity Incentive Plan.
(6)	1/3rd of the shares subject to this grant vest on the first anniversary of the grant date. The remaining shares subject to this grant vest semi-annually in equal 1/6th installments over the remaining two years, subject to the Named Executive Officer's continued employment.
(7)	If the Company achieves 100% or more of its Board-approved target non-GAAP adjusted net income for fiscal year 2013, then 0% to 100% of the shares subject to this grant (based on a straight-line sliding scale of income achieved between 100% and 110% of plan) shall vest in accordance with Footnote 6. No shares subject to this grant may vest if the Company achieves 100% or less of such target income. In no case shall more than 100% of the shares vest.
(8)	If the Company achieves 90% or more of its Board-approved target non-GAAP adjusted net income for fiscal year 2013, then 50% to 100% of the shares subject to this grant (based on a straight-line sliding scale of income achieved between 90% and 100% of plan) shall vest in accordance with Footnote 6. No shares subject to this grant may vest if the Company achieves less than 90% of such target income. In no case shall more than 100% of the shares vest.
(9)	1/3rd of the shares subject to this grant vest on the first anniversary of the grant date. The remaining shares subject to this grant vest monthly in equal 1/24th installments over the remaining 24 months, subject to the Named Executive Officer’s continued employment.
(10)
If the Company achieves 100% or more of its Board-approved target revenue for fiscal year 2013, then 0% to 100% of the shares subject to this grant (based on a straight-line sliding scale of revenue achieved between 100% and 105% of plan) shall vest in accordance with Footnote 6. No shares subject to this grant may vest if the Company achieves 100% or less of such target revenue. In no case shall more than 100% of the shares vest.

(11)	1/4th of the shares subject to this grant vest once the Board determines that the Company has had two consecutive quarters of non-GAAP positive net income. The remaining shares subject to this grant vest monthly in equal 1/36th installments over the remaining 36 months.
(12)	If the Company achieves 90% or more of its Board-approved target revenue for fiscal year 2013, then 50% to 100% of the shares subject to this grant (based on a straight-line sliding scale of revenue achieved between 90% and 100% of plan) shall vest in accordance with Footnote 6. No shares subject to this grant may vest if the Company achieves less than 90% of such target revenue. In no case shall more than 100% of the shares vest.
(13)	Mr. Lakkaraju joined the Company on October 30, 2013.
(14)	1/4th of this of the shares subject to this grant vest on the first anniversary of the grant date. The remaining shares subject to this grant vest monthly in equal 1/36th installments over the remaining three years, subject to the Named Executive Officer's continued employment.
(15)	1/4th of this of the shares subject to this grant vest on each anniversary of the grant date over four years, subject to the Named Executive Officer's continued employment.
(16)	1/3rd of this of the shares subject to this grant vest on each anniversary of the grant date over three years, subject to the Named Executive Officer's continued employment.

2013 Option Exercises and Stock Vested

 The following table summarizes aggregate option exercises by our Named Executive Officers during 2013.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
Joshua Pickus (2)	1,519,000	$3,354,712

Roop Lakkaraju (3)	—	—

Shelly Schaffer (4)	715,393	$1,428,379

Gregory Wrenn	85,001	$167,609

Richard Matta	238,542	$386,882

Shaun Donnelly	15,000	$40,126

(1)	Calculated based on the sale price of the underlying stock at exercise minus the exercise price of the options, multiplied by the number of shares exercised.
(2)	Mr. Pickus left his employment with the Company on April 1, 2104.
(3)	Mr. Lakkaraju joined the Company on October 30, 2013.
(4)	Ms. Schaffer left her employment with the Company on October 1, 2013.

Pension Benefits and Nonqualified Deferred Compensation

We provide our employees with the opportunity to participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide for any matching contributions with respect to our employees’ contributions to the 401(k) plan. We also do not maintain any nonqualified deferred compensation plans, defined benefit plans or other plans with specified retirement benefits for our Named Executive Officers or our employees.

Potential Payments upon Termination or Change-in-Control

During 2013, we were a party to employment contracts and arrangements with our Named Executive Officers. Under these contracts and arrangements, we are obligated to provide our Named Executive Officers with certain payments or other forms of compensation if their employment with us is terminated under certain conditions. The forms of such termination that would trigger additional payments or compensation include involuntary termination without cause and involuntary termination without cause and/or resignation for good reason following a change of control.

The tables below reflect the estimated amounts of payments or compensation each of our Named Executive Officers serving at December 31, 2013 may receive under particular circumstances in the event of termination of such Named Executive Officer’s employment. The first table below was prepared as though each of our Named Executive Officers had been terminated involuntarily without cause on December 31, 2013, the last business day of 2013. The second table below was prepared as though each of our Named Executive Officers had been terminated involuntarily without cause on December 31, 2013, the last business day of 2013, within 12 months of a change-in-control of the Company and assumes that the price per share of Common Stock equals $3.79, which was the closing price of a share of Common Stock on December 31, 2013 as reported on Nasdaq. For more information about these agreements and arrangements, including the duration for payments or benefits received under these agreements and arrangements, see “Compensation Discussion and Analysis — Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements” above. To the extent payments or benefits are required, we will provide all such payments and benefits under the agreements.

Involuntary Termination

Name (a)	Salary Continuation (b)	Cash-Based Incentive Award (c)	Continuation of Health & Welfare Benefits (d) (1)	Value of Unvested Equity Grants (e)	Excise Tax & Gross-Up (f)	Total (g)
Joshua Pickus (2)	$370,000	$118,929	$10,774	—	—	$499,703
Roop Lakkaraju (3)	$160,000	$75,000	$5,387	—	—	$240,387
Gregory Wrenn	$128,750	—	—	—	—	$128,750
Richard Matta	$76,923	—	—	—	—	$76,923
Shaun Donnelly	$75,533	$28,325	$3,373	—	—	$107,231

Involuntary Termination Following a Change-in-Control

Name (a)	Salary Continuation (b)	Cash-Based Incentive Award (c)	Continuation of Health & Welfare Benefits (d) (1)	Value of Unvested Stock Grants (e) (4)	Excise Tax & Gross-Up (f)	Total (g)
Joshua Pickus (2)	$370,000	$237,857	$10,774	$1,830,570	—	$2,449,201
Roop Lakkaraju (3)	$160,000	$75,000	$5,387	$1,077,781	—	$1,318,168
Gregory Wrenn	$128,750	—	—	$379,000	—	$507,750
Richard Matta	$76,923	—	—	$402,203	—	$479,126
Shaun Donnelly	$75,533	$18,864	$3,373	$92,923	—	$190,693

(1)	Amounts reflect our actual cost of providing health and welfare benefits for the period of time that each Named Executive Officer would be entitled to base salary continuation.
(2)	Mr. Pickus left his employment with the Company on April 1, 2014. His termination was voluntary and resulted in no payment upon termination.
(3)	Mr. Lakkaraju joined the Company on October 30, 2013.
(4)
This value reflects the immediate vesting of all outstanding equity grants that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2013 closing stock price of $3.79.

Death or Disability

The Company pays the premiums for life insurance and accidental death and dismemberment policies for each Named Executive Officer. The amount of each such policy is $300,000. If a Named Executive Officer’s termination was due to his or her death, the officer’s beneficiary or beneficiaries would be paid $300,000 under the life insurance policy, and an additional $300,000 under the accidental death and dismemberment policy if the death was caused by an accident.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements for fiscal year 2013 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with the Company’s independent registered public accountants, Ernst & Young LLP, who were responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles for the fiscal year ended December 31, 2013, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accountants the accountants’ independence from management and the Company, including the matters provided to the Audit Committee by the independent registered public accountants in the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets periodically with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls (and remediation efforts made in connection with these evaluations) and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. As reported on Form 8-K filed with the SEC on April 4, 2014, the Audit Committee has also retained BDO USA, LLP to serve as the Company’s independent registered public accountants for the year ending December 31, 2014.

THE AUDIT COMMITTEE:

J. Martin O’Malley, Chairman
Shawn Farshchi
Mark Fries

PROPOSAL NO. 2

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory basis, the Company’s Named Executive Officer compensation as disclosed in this Proxy Statement in accordance with the SEC’s rules. At the Company’s 2011 annual meeting, the Company held an advisory vote to approve the frequency of future advisory stockholder votes on executive officer compensation. As previously reported by the Company, a majority of the Company’s stockholders recommended holding future advisory votes to approve our executive compensation every year. In light of, and consistent with, the voting results, the Board has determined that the Company will hold future advisory votes on executive compensation annually until the next stockholder vote on the frequency of say-on-pay votes is required under Section 14A of the Securities Exchange Act of 1934, as amended, or until the Board of Directors otherwise determines that a different frequency for such votes is in the best interests of the Company’s stockholders. After our Annual Meeting, we expect to hold our next advisory vote on executive officer compensation at the Company’s 2015 annual meeting of stockholders.

As we discuss above under the caption “Compensation Discussion and Analysis” the core objectives of our executive compensation program are to: (i) attract and retain talented executives who will lead us to achieve our business objectives and create long-term stockholder value; (ii) to align executive compensation incentives with periodic and long-term Company performance goals and stockholder return; and (iii) compensate our executive officers based on their overall performance. Under this program, the principal elements of our executive compensation program are base salary, short-term performance-based cash incentive awards earned on a quarterly basis, long-term equity awards granted based on our review of full-year performance, which equity awards then vest over time or in connection with Board-approved performance targets, and other benefits customary for our peer group. Our executive compensation is discussed in further detail and information about the fiscal year 2013 compensation of our 2013 Named Executive Officers is provided above under the caption “Executive Compensation and Related Information”.

We are asking our stockholders to indicate their support for the compensation of our executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2014 annual meeting of stockholders pursuant to SEC rules and regulations, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Approval of this resolution requires the affirmative vote of the holders of a majority of the outstanding shares that are present in person or represented by proxy, and entitled to vote, at the Annual Meeting. The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinion of our stockholders and expect to consider the outcome of this vote when considering future executive compensation arrangements.

The Board recommends a vote “FOR” approval of the compensation of our Named Executive Officers as described in this Proxy Statement.

 PROPOSAL NO. 3

RATIFICATION OF NEW INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As reported on Form 8-K filed witht eh SEC on April 4, 2014, the Audit Committee has selected and appointed BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2014, and our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the Company’s stockholders at the Annual Meeting. BDO USA, LLP will replace Ernst & Young LLP as the Company’s independent registered public accounting firm. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by our amended and restated Bylaws or otherwise. However, our Board is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and stockholders’ best interests.

Principal Accountant Fees and Services

The following is a listing of the services provided by type and amount charged by Ernst & Young LLP to the Company for fiscal years 2013 and 2012:

	Fiscal Year 2013	Fiscal Year 2012
Audit Fees	$472,300	$428,861

Audit-Related Fees	-	$10,000

All Other Fees	$1,995	$1,945

Grand Total	$474,295	$440,806

Audit Fees. Audit fees represent fees for professional services provided in connection with the integrated audits of our consolidated financial statements and internal controls over financial reporting, review of our quarterly financial statements and audit services in connection with other statutory filings.

Audit-Related Fees. Audit-related fees consist primarily of fees for accounting consultations.

All Other Fees. This category consists of fees for the use of Ernst & Young LLP’s online accounting research tool.

Audit Committee Pre-Approval Policies and Procedures

It is our policy that all audit and non-audit services to be performed by our independent registered public accounting firm be approved in advance by the Audit Committee, including all of the services described above for the years 2013 and 2012.

Change in Independent Registered Public Accounting Firm

As previously reported, the Audit Committee took action on March 31, 2014 to change the Company’s independent registered public accounting firm, by dismissing Ernst & Young LLP.  On the same date, the Company engaged BDO USA, LLP as the Company’s independent registered public accounting firm.  The action was the result of a competitive process to review the appointment of the Company's independent registered public accounting firm for the year ending December 31, 2014.

The reports of Ernst & Young LLP on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2012 and December 31, 2013 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2012 and December 31, 2013, and in the subsequent interim period through March 31, 2014, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the in their report. There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal years ended December 31, 2012 and December 31, 2013, and the interim period commencing on January 1, 2014 and ending on March 31, 2014, neither the Company nor anyone on behalf of the Company consulted with BDO USA, LLP on any matter regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that BDO USA, LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) either a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.

Required Vote

Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2014 will require the affirmative vote of a majority of the outstanding shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm.

The Board recommends a vote “FOR” ratification of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

VOTE BY INTERNET - www.proxyvote.com
SUPPORT.COM, INC
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ATTN: GREGORY WRENN
900 CHESAPEAKE DRIVE,	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
SECOND FLOOR REDWOOD CITY, CA 94063
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) on the line below.
1. Election of Directors Nominees	☐	☐	☐	______________________

01 Shawn Farshchi 02 Mark Fries 03 J. Martin O'Malley 04 Toni Portmann 05 Jim Stephens

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To approve, on an advisory basis, the Company's executive compensation programs and practices, as disclosed in the Proxy Statement.	☐	☐	☐
3. To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon any amendments or variations to the matters identified above, and any other matters that may properly come before the meeting or any postponement or adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000203571_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

Proxy - SUPPORT.COM, INC.

This proxy is solicited by the Board of Directors

The undersigned hereby authorizes JIM STEPHENS or GREGORY WRENN, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Support.com, Inc. (the "Company") to be held at the Company's headquarters at 900 Chesapeake Drive, 2nd Floor, Redwood City, California on June 4, 2014 at 12:00 p.m., or at any postponements or adjournments thereof, and instructs said Proxies to vote as stated on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposals 2 and 3, and in accordance with the discretion of the Proxies on any amendments or variations to the matters identified above and any other matters that may properly come before the Annual Meeting of Stockholders.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side